Exhibit 1.1



                             COMPANHIA DE BEBIDAS
                             DAS AMERICAS - AMBEV

                            A PUBLICLY-HELD COMPANY
                          CNPJ No. 02.808.708/0001-07
                            NIRE No. 3.530.015.770

             EXHIBIT 1 TO THE MINUTES OF THE EXTRAORDINARY GENERAL
                       MEETING HELD ON OCTOBER 8, 2002


                                    BY-LAWS


                                   CHAPTER I
                   NAME, HEADQUARTERS, PURPOSE AND DURATION


CLAUSE 1 - COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV is a joint-stock company (sociedade por acoes), which shall be governed by these Bylaws and by applicable law.

CLAUSE 2 - The Company shall have its headquarters and jurisdiction in the City of Sao Paulo, State of Sao Paulo. Branches, offices, deposits or representation agencies may be opened, maintained and closed elsewhere in Brazil or abroad, by resolution of the Board of Directors, for achievement of the Company's purposes.

CLAUSE 3 - The object of the Company, either directly or by participation in other companies, is:

     a) the production and trading of beer, concentrates, soft drinks and other beverages;

     b) the production and trading of raw materials required for the industrialization of beverages and byproducts, such as malt, barley, ice, carbonic gas, as well as apparatus, machinery, equipment, and anything else that may be necessary or useful for the activities listed in item (a) above;

     c) the packaging and wrapping of any of the products belonging to it or to third parties;

     d) the agricultural cultivation and promotion activities in the field of cereals and fruits which are the raw material used by the Company in its industrial activities, as well as in other sectors that require a more dynamic approach in


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          the exploration of the virtues of the Brazilian soil, mainly in the food and health segments;

     e) The beneficiation, expurgation and other phytosanitary services, and industrialization of products resulting from the activities listed in item (d) above, either for meeting the purposes of its industry or for trading of its byproducts;

     f) the advertising of products belonging to it and to third parties, and the trading of promotional and advertising materials;

     g) the rendering of technical, market and administrative assistance services and other services directly or indirectly related to the core activities of the Company;

     h)   the importation of anything necessary for its industry and trade;

     i)   the exportation of its products;

     j) the direct or indirect exploration of bars, restaurants, luncheonettes and similar places; and

     k) the sale and/or distribution of its products and the products of its controlled companies, either directly or through third parties, utilization of the means of transport required for distribution of its products, byproducts and accessories, and adoption of any system or instruction that, at the discretion of the Board of Directors, may lead to the envisaged purposes.

     Sole Paragraph - Additionally to the provisions of the main section of this Clause, the Company may participate in or associate itself with other commercial and civil companies, as partner, shareholder or quotaholder, in Brazil or abroad.

CLAUSE 4 - The Company is established for an indeterminate period of time.


                                  CHAPTER II
                           SHARE CAPITAL AND SHARES

CLAUSE 5 - The Share Capital is three billion forty six million, two hundred and forty-three thousand, five hundred and ninety-eight reais and fifty-two centavos (R$ 3,046,243,598.52), divided into thirty-eight billion, six hundred and twenty million, seven hundred and twenty nine thousand, seven hundred and forty-three (38,620,729,743) shares, of which twenty-two billion, eight hundred and twenty-four million, eight hundred and twenty-six thousand and five hundred and ninety-five (22,824,826,595) are preferred shares and fifteen billion, seven hundred and ninety-five million, nine hundred and three


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thousand, one hundred and forty-eight (15,795,903,148) are common shares, without par value.

     PARAGRAPH 1 - Each common share shall be entitled to one vote in the resolutions of the General Meeting.

     PARAGRAPH 2 - The Company shares are in the book-entry form, and shall be held in a deposit account in the name of the respective holders, with a financial institution indicated by the Board of Directors.

     PARAGRAPH 3 - The Company may suspend the services of transfer and splitting of shares and certificates in accordance with the General Meeting's determination, provided that this suspension does not exceed ninety (90) intercalary days during the fiscal year or fifteen (15) consecutive days.

CLAUSE 6 - Preferred shares:

     a) shall not be entitled to voting rights and may not be converted into common shares;

     b) shall have preference in capital reimbursement in the event of liquidation of the Company; and

     c) shall have the right to receive cash dividends 10% higher than those paid to common shares.

CLAUSE 7 - Nonvoting preferred shares may represent up to two thirds (2/3) of the total shares issued by the Company.

CLAUSE 8 - The Company is authorized, up to the maximum limit permitted by law, to create and/or issue, as a result of subscription, stock dividends or splitting, new classes of preferred shares, voting or nonvoting, even if entailing more benefits than those previously existing, and establish their respective preferences, advantages, conditions for redemption, amortization or conversion.

       PARAGRAPH 1 - The Company may increase the number of preferred shares of any class, irrespective of whether the proportion with the other classes of preferred shares or common shares is maintained, and further increase the common shares without observing the proportion with preferred shares.

       PARAGRAPH 2 - Nonvoting preferred shares entitled to fixed or minimum dividends, when issued, shall be entitled to exercise such right if the Company fails to pay the fixed or minimum dividends to which it may be entitled during three consecutive fiscal years, which right shall be maintained until payment, if such dividends are non-cumulative, or until the cumulative dividends in arrears have been paid, all in accordance with paragraph 1 of article 111 of Law 6404/76.

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CLAUSE 9 - The compensation dealt with in article 35, paragraph 3 of Law
6404/76 may be charged to the shareholders, with due regard for the maximum caps established by the Securities Commission.

CLAUSE 10 - The Company is authorized to increase its share capital up to the limit of forty-five billion (45,000,000,000) shares, irrespective of an amendment to the By-laws, by resolution of the Board of Directors, which shall resolve on the paying-up conditions, the characteristics of the shares to be issued and the issue price, and shall establish whether the increase shall be carried out by public or private subscription.

CLAUSE 11 - The issue of shares, debentures convertible into shares and subscription bonds, the placement of which shall be made (i) by sale on the stock exchange; (ii) by public subscription; or (iii) for share swap, in a public offering for acquisition of control which, under the terms of articles 257 and 263, of Law 6404/76, may be carried out with exclusion of the preemptive right or with reduction in the period which is addressed in article 171, paragraph 4 of Law 6404/76.

CLAUSE 12 - The Board of Directors may, based on a plan approved by the General Meeting, grant call options to management, employees or individuals that render services to the Company or companies under its control.

CLAUSE 13 - Failure by the subscriber to pay the subscribed value, on the conditions set forth in the bulletin or call shall cause it to be considered in default by operation of law, for purposes of articles 106 and 107 of Law 6404/76, subjecting it to the payment of the amount in arrears, adjusted for inflation according to the variation in the General Market Price Index (IGP-M) in the shortest period permitted by law, in addition to interest at twelve percent (12%) per year, pro rata temporis, and a fine corresponding to ten percent (10%) of the amount in arrears, duly updated.


                                  CHAPTER III
                               GENERAL MEETINGS

CLAUSE 14 - The General Meeting has the power to decide on all businesses related to the object of the Company and to take any resolutions it may deem advisable for its protection and development.

CLAUSE 15 - General Meetings shall be convened and presided over by the shareholders then chosen, which may appoint up to two secretaries.

CLAUSE 16 - Any resolutions of the General Meetings, except for the cases contemplated by law, shall be taken by an absolute majority of votes, excluding any blank votes.

CLAUSE 17 - Annual General Meetings shall be held within the first four months after the end of the fiscal year, and shall decide on matters under their authority, as set forth in law.

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CLAUSE 18 - Extraordinary General Meetings shall be held whenever the interests of the Company so require, as well as in the events established in law and in these By-laws.


                                  CHAPTER IV
                           MANAGEMENT OF THE COMPANY

CLAUSE 19 - The Company shall be managed by a Board of Directors and an Executive Committee, pursuant to law and these By-laws.

     PARAGRAPH 1 - The General Meeting shall establish the aggregate compensation of Management, which shall be apportioned by the Board of Directors, as provided for in Clause 25 hereof.

     PARAGRAPH 2 - The management and members of the Consulting Committee must take part in the Manual for Disclosure and Information Use and Policies for Trading Securities Issued by the Company, by signing the Declaration of Compliance

                                   SECTION I
                              BOARD OF DIRECTORS

CLAUSE 20 - The Board of Directors shall be composed of three (3) to fifteen
(15) sitting members, all shareholders, with two (2) to fifteen (15) alternates, bound or not to a specific sitting Board Member, who shall be elected by the General Meeting and be dismissed thereby at any time, with a term of office of three (3) years, reelection being permitted.

     PARAGRAPH 1- Subject to the main section of this clause, the number of members that will make up the Board of Directors in each management period shall be previously established at each General Meeting whose agenda includes election of the members of the Board of Directors, and this matter shall be forwarded by the Chairman of the Meeting.

     PARAGRAPH 2- Besides the Audit Committee, whose function is mandatory, the Board of Directors may determine the creation of other committees composed of members of the Board of Directors, defining, in both cases, the respective composition and specific functions; the mentioned committees will be in charge of analyzing and discussing the matters attributed to its competence, as well as of the elaboration of proposals and recommendations for the deliberation of the Board..

     PARAGRAPH 3- The members of the Board of Directors shall be invested in office upon the signing of the respective instrument, drawn up in the proper book, and shall remain in office until they are replaced by their successors.

     PARAGRAPH 4- The member of the Board of Directors shall have an indisputable reputation, and cannot be elected, unless waived by the General Meeting, if (i) occupies a position in companies that can be considered as a competitor of the


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     Company, or (ii) has or represents a conflicting interest with the
     Company; the voting rights of the Member of the Board cannot be exercised in case the same preventing are configured.

     PARAGRAPH 5- It is prohibited, in the form of article 111, paragraph 1 of Law 6404/76 the exercise of the voting rights in the election of the Members of the Board of Directors in circumstances that characterize conflict of interest with the Company.

CLAUSE 21 - The Board of Directors shall have two (2) Co-chairmans, with identical prerogatives and duties, who shall be elected by the majority vote of its members, immediately after investiture of such members.

CLAUSE 22 - The Board of Directors shall meet, ordinarily, at least once every month and, extraordinarily, whenever necessary, upon call by any of its Co-chairmans or by the majority of its members, through letter, telegram or personally, with at least 24 (twenty-four) hours in advance.

CLAUSE 23 - The Board of Directors shall be convened, operate and pass valid resolutions by the favorable vote of the majority of its members present in the meeting.

     PARAGRAPH 1 - In the event of a tie in the resolutions of the Board of Directors, the Co-chairmans shall not have the casting vote, except their own personal votes.

     PARAGRAPH 2 - The Member of the Board shall not have access to information or take part in meetings of the Board related to matters in which it has conflicting interests with the Company.

CLAUSE 24 - In the case of permanent absence or impediment of any Director, the alternate Director shall fill the vacant office until the next General Meeting, at which time the substitute Director shall be elected to complete the term of office of the absent or impeded Director.

     SOLE PARAGRAPH - In the event of temporary absence or impediment, the members of the Board of Directors shall be replaced by the respective alternates, or in the absence thereof, by another Director appointed for such purpose by the absent Director. In this latter case, the Director that is replacing the absent or impeded Director shall cast the vote of the absent Director in addition to his own vote.

CLAUSE 25 - The Board of Directors shall resolve on the matters listed below:

     a) establish the general policy of the Company's business, approving the guidelines, corporate policies and basic objectives for all the main areas of performance of the Company;

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     b)   approve the annual investment budget of the Company;

     c)   approve the five-year strategic plan of the Company;

     d) elect and dismiss the Company's Officers, and set their attributions;

     e) supervise the management of the Executive Committee, review at any time the books and documents of the Company, and request information regarding any acts executed or to be executed by the Company;

     f) attribute, from the aggregate value of the compensation established by the General Meeting, the monthly fees of each of the members of the Company's Management;

     g) define the general criteria on compensation and benefit policy (fringe benefits, participation in profits and/or sales) for the management and senior employees (namely, superintendents or employees in equivalent direction positions) of the Company;

     h)   appoint the Company's independent auditors;

     i) resolve on the issue of shares and warrants, within the limit of the authorized capital of the Company;

     j) provide a previous manifestation on the management's report, the Executive Committee's accounts, the financial statements for the fiscal year, and review the monthly balance sheets;

     k) submit to the General Meeting the form of allocation of the net profits for the year;

     l) call Annual General Meetings and, whenever it may deem advisable, Extraordinary General Meetings;

     m) approve any business or agreements between the Company and/or any of its controlled companies, management and/or shareholders (including any

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          direct or indirect partners of the Company's shareholders), without impairment of item "q" below;

     n) approve the creation, acquisition, assignment, transfer, encumbering and/or disposal by the Company, in any way whatsoever, of shares, quotas and/or any securities issued by any company controlled by the Company;

     o) approve the contracting by the Company of any debt in excess of ten percent (10%) of the Company's shareholders' equity reflected on the latest audited balance sheet; this amount shall be considered per individual transaction or a series of related transactions;

     p) approve the execution, amendment, termination, renewal or cancellation of any contracts, agreements or similar instruments involving trademarks or deposited in the name of the Company or any of its controlled companies;

     q) approve the granting of loans and rendering of guarantees of any kind by the Company for amounts exceeding one percent (1%) of the shareholders' equity of the Company reflected on the latest audited balance sheet, to any third party, except (i) in favor of any employees of the Company and companies controlled thereby, and (ii) in favor of any companies controlled by the Company;

     r) approve the execution by the Company of any long-term agreements (i.e., agreements executed for a term exceeding one year), involving an amount in excess of five percent (5%) of the shareholders' equity of the Company, as shown on the latest audited balance sheet; this amount shall be considered per individual transaction or a series of related transactions;

     s) resolve on the Company's participation in other companies, as well as on any participation in other undertakings, including through a consortium or special partnership;

     t) resolve on the suspension of the Company's activities, except in the cases of stoppage for servicing of its equipment;

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     u)   authorize the acquisition of shares of the Company to be kept in treasury, be canceled or subsequently disposed of, with due regard for applicable law;

     v) resolve on the issuance of trade Promissory Notes for public distribution, pursuant to CVM Ruling No. 134;

     w) resolve on the issuance of unconvertible debentures not bearing collateral, under the terms of article 59 paragraph 1 of Law 6404/76

     x) authorize the disposal of fixed assets, expect for the ones mention in item "n" of this clause, and the constitution of collateral in an amount greater than 1% (one percent) of the shareholders' equity as figures in the latest audited balance sheet. This amount will be considered per single or group of correlated transactions;

     y) perform the other legal duties assigned thereto at the General Meeting or in these By-laws; and

     z) resolve on any cases omitted by these By-laws and perform other attributions not conferred on another body of the Company by the law or these By-laws.

     PARAGRAPH 1 - The decisions of the Board of Directors shall be recorded in minutes, which shall be signed by those present in the meeting.

     PARAGRAPH 2 - Any favorable vote cast by a Company representative in connection with any resolution on the matters listed above, in General Meetings and in other corporate bodies of the companies controlled by the Company, either directly or indirectly, shall be conditional on the approval of the Board of Directors of the Company.

                                  SECTION II
                              EXECUTIVE COMMITTEE

CLAUSE 26 - The Executive Committee shall be composed of two (2) to fifteen
(15) members, who need not be shareholders, one of whom shall be the General Officer and the others Officers without specific title, all elected by the Board of Directors and dismissed thereby at any time, with a term of office of three (3) years, reelection being permitted.

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     PARAGRAPH 1 - In the event of absence or impediment of any Officer, the
     Board of Directors shall elect the new Officer or designate a substitute, establishing in either case the term of office and respective compensation.

     PARAGRAPH 2 - The Executive Committee shall carry out the duties assigned thereto by the law, the By-laws and the Board of Directors for performance of the acts required for the regular operation of the Company.

     PARAGRAPH 3 - The Officers shall be invested in office upon signing of the respective instrument, drawn up in the proper book, and shall remain in office until they are replaced by their successors.

CLAUSE 27 - The Executive Committee shall be presided over by the General Officer and shall meet whenever necessary, upon call of the General Officer, who shall also chair the Meeting.

     PARAGRAPH 1 - The Meeting shall be installed with the presence of Officers representing the majority of the members of the Executive Committee.

     PARAGRAPH 2 - In the Executive Committee meetings, the General Officer shall have the casting vote, in the event of a tie.

CLAUSE 28 - The minutes of the meetings and the resolutions of the Executive Committee shall be recorded in the proper book.

CLAUSE 29 - The General Officer shall specifically:

     a) submit to the approval of the Board of Directors the work plans and annual budgets, investment plans and new expansion programs of the Company, arranging for execution thereof on the approved terms;

     b) prepare the operating strategies and guidelines of the Company, as well as establish the criteria for execution of the resolutions of the General Meeting and the Board of Directors, with the participation of the other Officers;

     c) supervise all activities of the Company, ensuring that the corporate purposes be fulfilled in the most suitable manner;

     d)   coordinate and direct the activities of the Executive Committee;

     e) exercise any other duties conferred thereon by the Board of Directors.

CLAUSE 30 - The other Officers shall, without specific designation, exercise their functions as defined in the Meeting of the Board of Directors, which shall establish specific denominations for their positions. :

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CLAUSE 31 - The Documents involving the Company in any commercial, banking, financial or equity liability, such as agreements in general, check endorsements, promissory notes, bills of exchange, trade bills and any credit instruments, debt acknowledgments, granting of aval guarantees and sureties, credit facility agreements, acts performed by branches, ad negocia and ad judicia powers of attorney, and any other acts creating any liability for the Company or waiving third-party obligations or obligations to the Company, shall be valid upon the signature of two members of the Executive Committee.

     PARAGRAPH 1 - Signing of the documents listed above may be delegated, and may be signed by an attorney-in-fact jointly with a member of the executive committee, or by two attorneys-in-fact, jointly, provided that the instruments of power of attorney appointing these attorneys-in-fact are signed by two Officers.

     PARAGRAPH 2 - The Company shall be represented, individually, by any of the Officers, without the formalities set out in this Clause, as regards receipt of service of process or judicial notices and rendering of personal deposition.

     PARAGRAPH 3 - The Executive Committee, represented in the form set forth in this clause, is responsible, independent from deliberations of the Board of Directors, for the activities referred to in items "o", "q", "r" and "x" of Cause 25, excluding the exceptions or amounts below the established limits.


                                  SECTION III
                             CONSULTING COMMITTEE

CLAUSE 32 - The Company may have a Consulting Committee composed by 3 (three) to 15 (fifteen) effective members, shareholders or not, without management position, operating with a permanent capacity, all elected by the Board of Directors and dismissed thereby at any time, with a term of office of three
(3) years, reelection being permitted..

     PARAGRAPH 1 - The Board of Directors, upon election of the Members of the Consulting Committee, will fix their compensation and indicate the Chairman of the Consulting Committee.

CLAUSE 33 - The Consulting Committee is a body entitled to advise management in a reserved manner, if and when solicited:

     a) pronounce before the General Meeting and the Board of Directors on the acts and the fulfillment of the statutory legal duties of management;
     b)   pronounce on the management's annual report;

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     c)   pronounce on the proposals of the administrative bodies to be subjected to the General Meeting;
     d) transmit to the Board of Directors information and technical, economic, industrial or commercial data relating to the objectives of the Company, presenting suggestions and recommendations; and
     e) pronounce on the Company's issues or businesses that were submitted to its examination.

     PARAGRAPH 1 - The Members of the Consulting Committee may be called to attend the meetings of the Board of Directors.

     PARAGRAPH 2 - The same obligations and prohibitions imposed by law and by these By-Laws to the management of the Company are applicable to the members of the Consulting Committee.

     PARAGRAPH 3 - In the event of vacancy of position or impediment of any member of the Consulting Committee, the Board of Directors shall elect the new Member or designate a substitute, establishing in either case the term of office.

CLAUSE 34 - The Consulting Committee shall meet at least once every semester or when called by the Board of Directors, by letter or telegram, with at least 24 (twenty-four) hours in advance.

     PARAGRAPH 1 - The meetings of the Consulting Committee shall occur with the presence of the majority of its members, and the deliberations taken by the favorable vote of the majority of its members present in the meeting

     PARAGRAPH 2 - The meetings shall be conducted by the Chairman of the Consulting Committee.



                                   CHAPTER V
                                AUDIT COMMITTEE

CLAUSE 35 - The Company's Audit Committee, which shall be made up of three to five members and a like number of alternates, shall operate in a provisional capacity and shall only be elected and installed by the General Meeting at the request of the shareholders, in accordance with applicable law, for a yearly term.

     PARAGRAPH 1 - The Audit Committee shall only be allowed to operate with the presence of the majority of its members.

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     PARAGRAPH 2 - The Audit Committee shall elect its chairman in the first meeting held after its installation.

     PARAGRAPH 3 - The Audit Committee shall have the duties conferred thereon by the By-laws and the law.

     PARAGRAPH 4 - Paragraph 2, article 19 of these By-Laws is applicable to the members of the Audit Committee.

CLAUSE 36 - The Audit Committee shall cease its operation at the first Annual General Meeting following its installation, and its members may be reelected.

CLAUSE 37 - The compensation of the Audit Committee's members shall be established by the General Meeting that elects them.


                                  CHAPTER VI
                   FINANCIAL YEAR, BALANCE SHEET AND PROFITS

CLAUSE 38 - The financial year shall have the duration of one year, and shall end on the last day of December each year.

CLAUSE 39 - At the end of each financial year, the financial statements established in law shall be drawn up in accordance with the Company's bookkeeping.

     PARAGRAPH 1 - The Board of Directors may determine that balance sheets be drawn up half-yearly or at shorter periods and approve the distribution of dividends based on the profits ascertained in such balance sheet, subject to the provisions of article 204 of Law 6404/76.

     PARAGRAPH 2 - At any time, the Board of Directors may also resolve on the distribution of interim dividends to the account of accrued profits or reserves of existing profits shown on the latest yearly or half-yearly balance sheet.

     PARAGRAPH 3 - The Executive Committee, upon prior consultation with the Board of Directors and the Audit Committee, may determine the amount of interest to be paid or credited to the shareholders, as interest on net equity, according to article 9 of Law 9249/95, as amended by Law 9430/96.

     PARAGRAPH 4 - The interim dividends and interest on net equity shall always be considered as an advance on the minimum mandatory dividends.

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CLAUSE 40 - From the profits ascertained in each year, accumulated losses and a provision for income tax shall be deducted prior to any other distribution.

     PARAGRAPH 1 - Over the amount ascertained as provided for in the main section of this Clause, it will be calculated:

     a) the statutory participation of the Company's employees up to the maximum limit of 10% (ten percent), to be distributed according to the parameters to be established by the Board of Directors;

     b) the statutory participation of the management, up to the maximum legal limit.

     PARAGRAPH 2 - Over the amount ascertained as provided for in the main section of this Clause, it might be calculated, in addition, up to the limit of 10% (ten percent), a contribution for the purpose of meeting the charges of the assistance foundation for employees and management of the Company and its controlled companies, with due regard for the rules established by the Board of Directors to this effect.

     PARAGRAPH 3 - The following allocations shall be made from the net profits for the year, obtained after the deductions dealt with in the previous paragraphs:

     a) five percent (5%) shall be allocated to the legal reserve, up to twenty percent (20%) of the paid-up share capital or the limit established in article 193, paragraph 1 of Law 6404/76;

     b) from the net profit balance for the year, obtained after the deduction mentioned in item (a) of this Clause and adjusted pursuant to article 202 of Law 6404/76, twenty-seven point five percent (27.5%) shall be allocated to pay the mandatory dividend to all its shareholders;

     c) an amount not lower than five percent (5%) and not higher than sixty-eight point eight seven five percent (68.875%) of the net profits, shall be allocated to the formation of an Investment Reserve, for the purpose of financing the expansion of the activities of the Company and its controlled companies, including through subscription of capital increase or the creation of new undertakings.

     PARAGRAPH 4 - The reserve set out in item (c) of paragraph 2 may not exceed eighty percent (80%) of the share capital. Upon reaching this limit, the General Meeting shall resolve either to distribute the balance to the shareholders or increase the share capital.


                                  CHAPTER VII
                  LIQUIDATION, WINDING-UP AND EXTINGUISHMENT

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CLAUSE 41 - The Company shall be liquidated, wound up and extinguished in the cases contemplated by law or by resolution of the General Meeting.

     PARAGRAPH 1 - The manner of liquidation shall be determined at a General Meeting, which shall also elect the Audit Committee that will operate in the liquidation period.

     PARAGRAPH 2 - The Board of Directors shall appoint the liquidator, establish its fees and determine the guidelines for its operation.


                                 CHAPTER VIII
                                 MISCELLANEOUS

CLAUSE 42 - The dividends attributed to the shareholders shall be paid within the legal time frames, and monetary adjustment and/or interest shall only be assessed if so determined by the General Meeting.

     SOLE PARAGRAPH - The dividends not received or claimed shall lapse within three years from the date on which they were placed at the disposal of the shareholder, and shall inure to the benefit of the Company.

CLAUSE 43 - The percentage of the minimum mandatory dividend, established in item (b) of paragraph 2 of Clause 40 of these By-laws, may not be reduced during the period of thirty (30) days after July 1, 1999.

CLAUSE 44 - The Company shall comply with the shareholders' agreements registered as provided for in article 118 of Law 6404/76, and the respective management shall refrain from registering transfers of shares in violation of the respective terms and the Chairman of the General Meeting shall refrain from computing votes unfavorable to such agreements.

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                                     AmBev

                    COMPANY DE BEBIDAS DAS AMERICAS - AMBEV
                      TAX ID CNPJ/MF: 02.808.708/0001-07
                             NIRE: 35.300.157.770
                          Publicly Traded Corporation

Minutes of the Regular and Special Shareholder's Meetings of Companhia de Bebidas das Americas - AmBev ("Company"), held cumulatively on the 25th of April of 2003, transcribed in summary form:

1. DATE, HOUR AND VENUE: On the 25th of April of 2003, at 3:00 PM (three o'clock PM) in the Company's headquarters, located at Rua Renato Paes de Barros, No. 1.017, 4o. floor (part), suites 41 and 42, of the
     Corporate Park Building, Itaim Bibi, in the City and State of Sao Paulo.

2. CALL FOR MEETING: Public Notice published in the "State of Sao Paulo Register" on: the 25th of March of 2003, page 24; the 26th of March of 2003, page 30; and on the 27th of March of 2003, page 77, and in the newspaper "Gazeta Mercantil" - Nationwide Edition on the 25th, 26th and 27th of March of 2003, page B-3.

3. ATTENDEES: Shareholders representing more than 77.41% of the voting capital stock, and shareholders representing 61.41% of the preferred shares of the Company, as evidenced by the signatures on the " Shareholder's Attendance Book". Also in attendance were the Co-Chairman of the Board of the Company, Mr. Victorio Carlos De Marchi; the representative of PricewaterhouseCoopers Independent Auditors, CRC 2SP000160/0-5, Mr. Paulo Cesar Estevao Netto, CRC 1 RJ 026365/T-6 "T" SP 002331 and the Statutory Audit Counselor, Mr. Ricardo Scalzo and the substitute members Mr. Ary Waddington and Jose Fiorita as provided for by law.

4. MEETING BOARD: Chairman, Mr. Victorio Carlos De Marchi and Secretaries, Mr. Paulo Cezar Aragao and Ms. Luciana Lima da Silva.

5. DECISIONS: The shareholders representing more than 2/3 (two thirds) of the Company's voting capital stock, that attended the meetings, with the absence of the legally prohibited, decided as follows:

     5.1. To authorize drawing up the Minutes related to the Annual Regular and Special Shareholder's Meetings in form of summary, and publishing them, with the omission of the signatures of the shareholders in attendance, as provided for in Article 130 and its sections, of Law n. (o.) 6404/76;

     5.2. IN THE ANNUAL REGULAR SHAREHOLDER'S MEETING:

     (i) to approve, with no opposing vote, after review and discussion, the annual report and the Administration accounts, as well as the financial statements related to the fiscal

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     year ended on the 31st of December of 2002, accompanied by the reports issued by the Audit Board and independent auditors, timely published, in full, in the "State of Sao Paulo Register", on the 25th of February of 2003, and in the newspapers "Gazeta Mercantil" - Nationwide Edition and "Valor Economico", on the 24th of February of 2003, and in summary, in the following newspapers: "O Estado de S. Paulo", "Folha de Sao Paulo", "Jornal do Brasil" and "O Globo", on the 24th of February of 2003;

     (ii) to ratify, with no opposing vote, the destination of the net profit shown in the approved financial statements, changing only the destination of the amount of R$ 853,215,871.87 (eight hundred and fifty three million, two hundred and fifteen thousand and eight hundred and seventy one Reais and eighty seven cents), originally accounted for as a credit in the account "Reserve for Capital Increase", destinating such value to the account "Reserve for Investments" foreseen in the the company's bylaws, as well as to ratify the distribution of results approved by the Board of the Company in meetings held (a) on the 26th of September of 2002, equivalent to R$ 3.9700 per lot of one thousand common shares and R$ 4.3670 per lot of one thousand preferred shares and (b) on the 6h of February of 2003, equivalent to R$ 8.4300 per lot of one thousand common shares and R$ 9.2730 per lot of one thousand preferred shares, both as anticipation of the mandatory minimum dividend, making sure that such dividends correspond to 35.01% of the net income of the year 2002, adjusted in the form of article 202, of the Law No. 6404/76;

     (iii) to ratify, against the vote of ADR shareholders representing 390,000 common shares, represented by the local custody Bank, the global amount of the compensation paid to the Company administrators in the year 2002, as consigned in the financial statements, and to determine the global amount of monthly compensation to the Company administrators for the year 2003 in the same amount approved in the Annual Shareholder's Meeting held in 2002, restated according to the General Price Index -IGPM, disclosed by the Getulio Vargas Foundation, being the Board of the Company responsible for its distribution, as per Article 25, paragraph "f", of the Company'sbylaws;

     (iv) to determine the installation of the Statutory Audit Committee of the Company for the current year of 2003 and appoint for the positions of regular members of the Statutory Audit Committee, with term of office up to the Annual Shareholder's Meeting that will decide on the financial statements of the business year ending on December 31 st, 2003, the following gentlemen:

          (1) ANTONIO LUIZ BENEVIDES XAVIER, Brazilian, married, economist, bearer of the ID Card IFP/RJ No. 04819908-7, enrolled in the Tax Authority Enrollment Number (CPF/MF) under No. 734,083,797-34, domiciled in the city and State of Rio de Janeiro; and his respective substitute, Luiz de Santa Ritta Matta, Brazilian, married, Economist, bearer of the ID Card No. 7762 Corecon/RJ, enrolled in the Tax Authority Enrollment Number (CPF/MF) under No. 011,961,207-06, domiciled in the city and State of Rio de Janeiro; appointed and elected, by separate vote, by shareholders of preferred shares representing 9.28% of the capital stock;

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          (2) EVERARDO DE ALMEIDA MACIEL, Brazilian, married, geologist bearer of the ID Card SSP/PE No. 620459, enrolled in the Tax Authority Enrollment Number (CPF/MF) under No. 018,711,614-87, domiciled at
          SQS 316, BI F, ap. 201, Brasilia/DC; and his respective substitute, Ricardo Scalzo, Brazilian, married, auditor, bearer of the ID Card No. 2533933 IFP/RJ, enrolled in the Tax Authority Enrollment Number (CPF/MF) under No. 370,933,557-49, domiciled and resident in the city and State of Sao Paulo;

          (3) LUIZ FERNANDO MUSSOLINI, Brazilian, married, accountant, bearer of the ID Card No. 784948, enrolled in the Tax Authority Enrollment Number (CPF/MF) under No. 005,792,548-87, domiciled in the city and State of Sao Paulo; and his respective substitute Jose Fiorita, Brazilian, married, accountant bearer of the ID Card No. 1450638, enrolled in the Tax Authority Enrollment Number (CPF/MF) under No. 001,041,598-04, domiciled and resident in the city and State of Sao Paulo; having the holders and respective substitutes indicated in sub paragraphs (2) and (3) herein being appointed and elected by shareholders holding common shares representing more than 2/3 (two thirds) of the Company's voting capital stock;

     (v) to determine the amount of the monthly compensation of the regular members of the Statutory Audit Committee of the Company, as per article 162, ss.3 rd of the Law No. 6404/76;

     5.3. IN THE SPECIAL SHAREHOLDER'S MEETING:

     (i) to verify the increase of the capital stock of the Company in R$ 77,347,438.25 (seventy seven million, three hundred and forty seven thousand, four hundred and thirty eight Reais and twenty five cents), increasing the afore said capital stock from R$ 3,046,243,598.52 (three billion, forty six million, two hundred and forty three thousand, five hundred and ninety eight Reais and fifty two cents) to R$ 3,123,591,036.77 (three billion, one hundred and twenty three million, five hundred and ninety one thousand, thirty six Reais and seventy seven cents), through the issuance of 259,007,457 (two hundred and fifty nine million, seven thousand, four hundred and fifty seven) preferred shares, without face value, for private subscription, exclusively to comply with the provisions of the company's Stock Option Plan s for the company's Directors and employees, as approved by the Special Shareholder's Meeting of the 14th of September of 2000, in the terms of article 168, ss.3 rd of the Law No. 6404/76, consigning that the subscribed shares as prescribed in the current item, represent 0.67% of the capital stock of the Company, against the vote of ADR holding shareholders, representing 4,852,800 common shares and abstention of holders of ADRs representing 390,000 voting shares, represented through the local custody Bank, and abstention of the shareholders Lumina Fundo de Investimento em Agoes (Lumina Shares Investment Fund) Lumina II Fundo de Investimento em Agoes (Lumina II Shares Investment Fund), Dynamo Puma Fundo de Investimentos em Agoes - CL (Dynamo Puma - Shares Investment Fund), Dynamo Cougar Fundo Mutuo de Investimentos em Agoes - CL (Dynamo Cougar Mutual Fund of Investment in Shares) and Classe A Fundo de Investimentos em Agoes (Classe A Shares Investment Fund);

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     (ii) to approve the cancellation of 342,917,288 (three hundred and forty two million, nine hundred and seventeen thousand, two hundred and eighty eight) treasury shares issued by the Company and held in treasury, being 60,049,307 (sixty million, forty nine thousand, three hundred and seven) common shares and 282,867,981 (two hundred eighty two million, eight hundred and seventy seven thousand, nine hundred and eighty one) preferred shares, without decreasing the capital stock, with the abstention of ADR shareholders, representing 370,000 common shares, represented by the local custody Bank;

     (iii) in light of the determinations decided above, to modify the caput, of Article 5 of the company's bylaws , which shall be in force with the following wording, maintaining unaltered its respective paragraphs, against the vote of ADR holding shareholders, representing 4,872,800 common shares, and the abstention of ADR holding shareholders representing 370,000 common shares represented by the local custody Bank:

          "ARTICLE 5 - The Capital Stock is R$ 3,123,591,036.77 (three billion, one hundred and twenty three million, five hundred and ninety one thousand and thirty six Reais and seventy seven cents), divided in 38,536,819,912 (thirty eight billion, five hundred and thirty six million, eight hundred and nineteen thousand, nine hundred and twelve) shares, being 15,735,853,841 (fifteen billion, seven hundred and thirty five million, eight hundred and fifty three thousand, eight hundred and forty one) common shares and 22, 800, 966, 071( twenty two billion, eight hundred million, nine hundred and sixty six thousand, seventy one) preferred shares without face value."

     (iv) to approve the consolidation ofcompany's bylaws, due to the amendment set forth herein before, that shall be in force with the wording in Attachment I hereto, against the vote of ADR holding shareholders representing 4,852,800 common shares represented by the local custody Bank and of the shareholders Capital Guardian Emerging Markets Equity Master Fund, MLC Limited, Capital International Emerging Markets Fund, Emerging Markets Trust, Capital Guardian Emerging Markets Equity Fund For TaxExempt Trusts, and the abstention of ADR holding shareholders representing 370,000 common shares represented by the local custody Bank;

     (v) to authorize the Company's management to take all measures needed to implement and formalize the decisions approved hereby.

6. APPROVAL AND CLOSING: As there were no further issues to be discussed, the present minutes were drawn up, then read and approved and signed by the members of the Board and by the shareholders representing the majority necessary for the decisions taken in these meetings;

7. APPROVAL AND CLOSING: As there were no further business to be discussed, the present minutes were drawn up, then read and approved and signed by the attendees conducting

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     the meeting and by the shareholders representing the majority necessary for the decisions taken in these meetings;

Signatures: Empresa de Administragao e Participagoes S/A - ECAP, represented by Tatiana Buzalaf de Andrade e Silva; Fundacao Antonio e Helena Zerrenner Instituigao Nacional de Beneficencia, represented by Jose Heitor Attilio Gracioso and Roberto Herbster Gusmao; Braco S/A represented by Tatiana Buzalaf de Andrade e Silva; Instituto AmBev de Previdencia Privada, represented by Silvio Jose Morais; Caixa de Previdencia dos Funcionarios do Banco do Brasil, represented by Edson Magnani; The Bank of New York - ADR Department, represented by Edneia Tiemi Miyazaki; Classe A Fundo de Investimentos em Acoes, represented by Fernando Jose de Oliveira Pires dos Santos; Dynamo Cougar Fundo Mutuo de Investimentos em Acoes - CL, represented by Fernando Jose de Oliveira Pires dos Santos; Dynamo Puma Fundo de Investimentos de Acoes
- CL, represented by Fernando Jose de Oliveira Pires dos Santos; Lumina Fundo de Investimento em Acoes, represented by Fernando Jose de Oliveira Pires dos Santos; Lumina II Fundo de Investimento em Acoes, represented by Fernando Jose de Oliveira Pires dos Santos; Capital Guardian Emerging Markets Equity Master Fund, represented by Cintia Silvia Carneiro; MLC Limited, represented by Cintia Silvia Carneiro; Capital International Emerging Markets Fund, represented by Cintia Silvia Carneiro; Emerging Markets Trust, represented by Cintia Silvia Carneiro; Capital Guardian Emerging Markets Equity Fund For Tax-Exempt Trusts, represented by Cintia Silvia Carneiro; Marcel Herrmann Telles, represented by Paulo Cezar C.B. Chaves de Aragao, Magim Rodriguez Junior, represented by Paulo Cezar C.B. Chaves de Aragao; Otto Georges Guillaume Prufer, represented by Philippe Prufer; Irmgard Elisabeth Prufer, represented by Philippe Prufer; Philippe Prufer;Victor!o Carlos De Marchi; Jose Heitor Attillo Gracloso; Jose de Maio Pereira da Silva; Roberto Herbster Gusmao; Ary Waddington, Jose Florita; Paulo Cezar Castello Branco Chaves de Aragao e Luciana Lima da Silva.

                    Sao Paulo, the 25th of April of 2003.


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                          Victorio Carlos De Marchi
                                   Chairman


                     -------------------------------------
                              Paulo Cezar Aragao
                                  Secretary